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                                                                    Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  Thomas M. Mishoe, Jr.
Richmond, Virginia 23236                              Telephone:  (804) 560-8490

                      FOR IMMEDIATE RELEASE: July 14, 2000

                ESKIMO PIE SCHEDULES SPECIAL SHAREHOLDER MEETING


                  Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that the Board of Directors has called a special meeting of shareholders to vote on the merger transaction between CoolBrands International Inc. (formerly, Yogen Fruz World-Wide Incorporated) and Eskimo Pie Corporation, whereby Eskimo Pie would become a wholly-owned subsidiary of CoolBrands. This meeting is scheduled for September 6, 2000, with a record date of July 13, 2000.

                   The Company also stated that the Federal Trade Commission has granted early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the merger. Additionally, certain requirements under the New Jersey Industrial Site Recovery Act related to environmental issues at the Company's Bloomfield, New Jersey manufacturing plant have been satisfied, as evidenced by the execution of a Remediation Agreement with the New Jersey Department of Environmental Protection on July 13, 2000. Both of these items needed to be resolved prior to submitting the merger agreement for shareholder approval.

                  Further,   the  Board  of  Directors   amended  the  Company's
shareholder rights plan (Rights Agreement) to make it inapplicable to CoolBrands with respect to transactions under the merger agreement.

                   The parties anticipate that proxy materials relating to the special meeting of Eskimo Pie shareholders will be mailed prior to the end of July 2000. The proposed merger transaction remains subject to customary closing conditions.



Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothies to the foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.